Exhibit 10.57
OCCUPANCY LICENSE AGREEMENT
          This Occupancy License Agreement (this “License Agreement”) is executed effective January 17, 2008 by and among Value City Department Stores LLC, an Ohio limited liability company (“VCDS”), Retail Ventures Services, Inc., an Ohio corporation (“RVSI”) and DSW Inc., an Ohio corporation (“DSW”) (collectively, RVSI and DSW shall be referred to herein as “RV”).
Background
          VCDS is currently the tenant under a Lease Agreement between MRSLV Columbus — 3241 L.L.C., a Delaware limited liability company, as Landlord, and VCDS, as Tenant, dated August 13, 1997 (the “Master Lease”), with respect to the land and building commonly known as 3241 Westerville Road, Columbus, Ohio (the “Premises”). The current landlord under the Master Lease is BLDG VC Olive Tree LLC, a Delaware limited liability company, as successor to MRSLV Columbus — 3241 L.L.C. (“Master Landlord”).
          VCDS is currently a wholly owned subsidiary of Retail Ventures Inc., the parent corporation of RVSI. However, on or about the date hereof, Retail Ventures, Inc. intends to sell a controlling portion of its membership interest in VCDS to VCHI Acquisition Co., a Delaware Corporation (such sale being referred to herein as the “Transaction”).
          RV and certain of its affiliates and VCDS each currently occupy a portion of the Premises and share certain expenses associated with such shared occupancy.
          RV and VCDS desire to formalize the existing arrangements with respect to this shared occupancy of the Premises and to provide for the continued right of RV and its affiliates to occupy and use a portion of the Premises after the completion of the Transaction.
Agreement
          NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, RV and VCDS agree as follows:
          1. Grant of License. Subject to the terms and conditions hereinafter set forth, VCDS hereby grants to RV and the affiliates of RV listed in Exhibit A hereto (collectively, the “RV Affiliates”) (and, subject to the approval of VCDS, other than VCDS, any affiliates of RVSI or DSW, specifically including Brand Technology Services LLC) (a) an exclusive license to occupy and use those portions of the Premises as generally depicted on Exhibit B hereto (the “Exclusive Licensed Area”), which are the portions currently occupied exclusively by RV and such subsidiaries or affiliates, and (b) a non-exclusive license, in common with VCDS, to occupy and use all other portions of the Premises currently occupied or utilized by RV (and its affiliates other than VCDS) on a non-exclusive basis, including but not limited to those areas necessary or appropriate for access to and the reasonable utilization of the Exclusive Licensed Area (the “Non-Exclusive Licensed Area” and together with the Exclusive License Area, the “Licensed Area”). Upon thirty (30) days prior written notice to VCDS, RV may surrender and remise to

VCDS any portion(s) of the Exclusive Licensed Area effective as of the date set forth in such notice. Upon such effective date, the Exclusive Licensed Area shall be, for all purposes including rent, the remaining portion(s) of the prior Exclusive Licensed Area. The licenses granted in this Section 1 are each (i) a license coupled with an interest, and (ii) irrevocable except in accordance with the terms of this License Agreement.
          2. Term. The term of this License Agreement and the licenses granted herein shall commence on the date hereof and shall expire and terminate on such date as is specified in a written notice of termination from either VCDS or RV to the other party as the “Termination Date” (such notices being referred to herein as a “Termination Notice”); provided that the Termination Date shall in no event be earlier than (i) one (1) year following the date the closing of the Transaction becomes effective, if the Termination Notice is delivered by VCDS, and (ii) ninety (90) days after the date of delivery of the Termination Notice; provided further, that in no event shall the Termination Date be later than the Expiration Date of the Master Lease, as such term is defined therein.
          3. Rent. RVSI shall pay to VCDS rent in the amount of $5,984.00 per month on or before the first day of each month during the term of the License Agreement, and DSW shall pay to VCDS rent in the amount of $2,394.00 per month on or before the first day of each month during the term of the License Agreement, for a total monthly rent of $8,378.00. In the event the first and/or last month are less than a full month, rent for such partial month shall be prorated. This paragraph 3 shall survive the Termination Date or earlier termination of this License Agreement.
          4. Utilities. VCDS shall be responsible for securing and paying for all utility services at the Premises, which shall be of the same quality and capacity as on the effective date hereof.
          5. Maintenance of Premises. VCDS agrees to keep the Premises in neat and orderly condition and VCDS will repair promptly at its own expense any damage to the Premises, including the Licensed Area, unless otherwise provided in this Section 5. RV agrees to keep the Exclusive Licensed Area in neat and orderly condition and RV will repair promptly at its own expense any damage caused by RV or RV’s employees or invitees to either the Exclusive Licensed Area or the Non-Exclusive Licensed Area.
          6. Insurance and Indemnity. RV will secure a policy of commercial liability insurance coverage with a combined single limit of no less than $10,000,000 per occurrence covering bodily injury, personal injury and property damage which may be a combination of primary and umbrella coverages. In addition, RV shall have ‘special form’ property insurance covering all property of RV in the Premises in an amount equal to the replacement value thereof. Each policy shall name VCDS as an additional insured. Any such policy notwithstanding, RV hereby indemnifies VCDS and saves it harmless from and against any and all claims, actions, damages, liability and expense in connection with loss of life, bodily injury, personal injury and/or damage to property arising from or out of the occupancy or use by RV of the Licensed Area or any part thereof or any part of the Premises or occasioned wholly by any act or omission of RV, its invitees, agents, contractors or employees. All property of RV (or anyone claiming by or through RV) in, on or about the Premises shall be kept at the sole risk of RV and RV hereby releases VCDS from all claims or losses as a result of any damage thereto.
          7. Compliance with Laws and Regulations. RV shall comply with all applicable federal, state and local statutes, laws, regulations and ordinances related to its business with respect to the Licensed Area.
          8. Address for Notices and Payments. All notices, approvals, consents and other correspondence shall be in writing and either hand delivered or sent by Certified U.S. Mail, return receipt requested, or by reputable overnight delivery services to:
If to VCDS:
Attn: _____________________
Value City Department Stores LLC
3241 Westerville Road
Columbus, Ohio 43224
with a copy to:
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, New York 10019
Attn: Bryan Luchs, Esq.
If to RV, then to both of:
Attn: General Counsel
Retail Ventures Services, Inc.
3241 Westerville Road
Columbus, Ohio 43224
Attn: General Counsel
DSW Inc.
810 DSW Drive
Columbus, Ohio 43219
          9. Default. RV shall not be deemed in default under this License Agreement until such time as ten (10) days have elapsed subsequent to RV’s receipt of written notice from VCDS of an event of a monetary default or twenty (20) days have elapsed subsequent to RV’s receipt of written notice from VCDS of an event of a non-monetary default and RV’s failure to cure such default within said period. Provided that if a monetary default cannot reasonably be cured within such twenty (20) day period, then RV shall not be in default if it commences to cure such default within such twenty (20) day period and thereafter diligently proceeds to cure such default. In the event RV fails to cure any default within the applicable period subsequent to written notice, VCDS may terminate this License Agreement and VCDS shall have any and all remedies available at law or in equity. VCDS shall not be deemed in default under this License Agreement until such time as twenty (20) days have elapsed subsequent to VCDS’s receipt of written notice from RV of an event of default and VCDS’s failure to cure such default within said twenty (20) day period. In the event VCDS fails to cure any default within the twenty (20)

day period subsequent to written notice, RV may terminate this License Agreement and RV shall have any and all remedies available at law or in equity.
          10. Assignment. This License Agreement and the rights and obligations of RV may not be assigned without the prior written consent of VCDS. All affiliates other than the RV Affiliates listed on Exhibit A and their respective uses must be approved by VCDS, which approval shall not be unreasonably withheld or delayed.
          11. Occupancy. RV shall accept the Premises in its then “as is” condition and VCDS shall not be required to perform work of any kind or nature to prepare the space for occupancy by RV.
          12. Use. RV shall use and occupy the Premises only for the uses permitted under the Master Lease only.
          13. RV’s Compliance with Law. RV shall comply with all federal, state and local statutes, rules, ordinances, orders, codes and regulations, and legal requirements and standards issued thereunder, including all amendments and supplements thereto which are applicable to RV’s use and manner of use of the Premises.
          14. Incorporation of Master Lease.
(A) The License Agreement is subject to all of the terms of the Master Lease with the same force and effect as if fully set forth herein at length, excepting only as otherwise specifically provided herein. Except as otherwise provided herein, all of the terms with which VCDS is bound to comply under the Master Lease shall, to the extent that they apply to the Licensed Area and except as otherwise provided herein, be binding upon RV, and all of the obligations of Master Landlord set forth in the Master Lease shall, to the extent that they apply to the Licensed Area, be binding upon VCDS and shall inure to RV’s benefit.
(B) Except to the extent caused by a default by VCDS under the Master Lease or this License Agreement or by the negligence or misconduct of VCDS, VCDS shall have no responsibility or liability of any nature whatsoever to RV as a consequence of any default of or by Master Landlord under the Master Lease or for Master Landlord’s failure or delay in furnishing to RV or the Licensed Area any services, utilities, repairs or facilities of any kind whatsoever which Master Landlord is required to furnish to VCDS or to the Licensed Area. Provided, however, VCDS shall take commercially reasonable steps to enforce its rights under the Master Lease and to require Master Landlord to perform its obligations under the Master Lease.
          15. Broker. The parties warrant and represent to each other that no person has negotiated or brought about this transaction. Each of RV and VCDS shall defend, indemnify and save harmless the other party from and against all loss, cost, liability, claim, damage or expense (including, without limitation, court costs and reasonable attorneys’ fees) incurred in connection with or arising out of any claims for brokerage commissions, finder’s fees, or other compensation resulting from or arising out of such party’s representations and warranties in this Article 15 being untrue.

          16. Surrender. Upon the termination of this License Agreement, RV shall quit and surrender the Licensed Area to VCDS broom clean and in good order, condition and repair, except for ordinary wear and tear. If the Licensed Area are not so surrendered upon such termination, RV, at the option of VCDS, shall be deemed to be occupying the Licensed Area as a tenant from month to month, at a monthly rental equal to one and one half times the rent payable during the last month of the term of this License Agreement and subject to all of the other terms of this License Agreement insofar as the same are applicable to a month to month tenancy. RV’s obligations under this Article 16 shall survive the termination of this License Agreement.
          17. Limited Recourse to VCDS. Notwithstanding anything to the contrary contained herein, VCDS’s liability under the terms of this License Agreement shall be limited to the interest of VCDS in the Premises, and RV shall look solely to the interests of VCDS in the Licensed Area for the recovery of any judgment against VCDS arising out of or in any way connected with the failure to perform the obligations of VCDS under this License Agreement, the relationship of VCDS and RV created by this License Agreement, or the use and occupancy of the Licensed Area, and no other property or assets of VCDS, or of VCDS’s officers, directors, partners, principals (disclosed or undisclosed), members, affiliates, and any similar parties shall be subject to levy, lien, execution, attachment or other enforcement procedure for the satisfaction of RV’s rights and remedies under or with respect to this License Agreement, the relationship of VCDS and RV created by this License Agreement or the use and occupancy of the Licensed Area.
          18. Applicable Law. This License Agreement and the rights and obligations of the parties shall be construed in accordance with the laws of the State of Ohio.
          19. Entire Agreement. This License Agreement contains the entire agreement of the parties with subject to the matter contained therein, suspending any and all previous agreements, whether oral or written. This License Agreement may not be amended, altered, modified or extended except by a written instrument executed by all of VCDS, DSW and RVSI.
[Remainder of the page intentionally left blank; signatures follow.]

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

VALUE CITY DEPARTMENT STORES LLC, an Ohio limited liability company
By:	/s/ James A. McGrady
	Printed Name:	James A. McGrady
Its: Vice President

RETAIL VENTURE SERVICES, INC., an Ohio corporation
By:	/s/ James A. McGrady
	Printed Name:	James A. McGrady
Its: Chief Financial Officer

DSW INC., an Ohio corporation
By:	/s/ William L. Jordan
	Printed Name:	William L. Jordan
Its: Vice President and General Counsel